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 Exhibit 21 -- Subsidiaries of the Registrant

 Bank of Granite Corporation has two subsidiaries as follows:

                             Date of                   State of
     Name                  Incorporation             Incorporation

 Bank of Granite           August 2, 1906            North Carolina
 GLL & Associates, Inc.    June 24, 1985             North Carolina






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